Exhibit 99.2

P. H. GLATFELTER COMPANY

CONFERENCE CALL TRANSCRIPT

MAY 1, 2012

CORPORATE PARTICIPANTS

John Jacunski P. H. Glatfelter Company — SVP, CFO

Dante Parrini P. H. Glatfelter Company – Chairman and CEO

CONFERENCE CALL PARTICIPANTS

James Armstrong Vertical Research Partners — Analyst

Steven Chercover D.A. Davidson & Co. — Analyst

Stuart Benway Standard & Poor’s — Analyst

Lawrence Stavitski Sidoti & Company — Analyst

PRESENTATION

Operator

Good morning. My name is Demetrice and I will be your conference operator today. At this time I would like to welcome everyone to the Glatfelter 2012 first-quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (Operator Instructions) Thank you.

Mr. Jacunski, you may begin your conference.

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Thank you, Demetrice. Good morning and welcome to Glatfelter’s 2012 first-quarter earnings conference call. I am John Jacunski; I am the Company’s CFO.

Before we begin our presentation I have a few standard reminders. During our call this morning we will be using the term adjusted earnings as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2011 Form 10-K filed with the SEC and available on our website discloses factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today and we undertake no obligation to update them.

And finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, our Chairman and Chief Executive Officer.

Dante Parrini - P. H. Glatfelter Company — Chairman and CEO

Thank you, John. Good morning and thank you for joining our call today. Earlier this morning we released our earnings for the first quarter, as summarized on slide 3 of today’s presentation.

Following a very good 2011, 2012 has gotten off to a strong start. Earnings for the first quarter were $0.43 per share, compared to adjusted earnings of $0.34 last year, which represents a 26% increase. Net sales rose 1.4% on a constant currency basis.

We experienced strong demand for a single-serve coffee products. Hygiene and specialty wipes grew by double digits in North America. As expected, Western Europe markets were slow for most of our products. Our ongoing commitment to new product development activities continued to produce results, as we generated 54% of revenues from products less than five years old.

I’m pleased to report that all of our businesses performed well in Q1. Advanced Airlaid Materials’ profitability improved 121% compared to the first quarter of last year. This was driven by improved operating performance and shipments that improved 3.7% despite weakness in Europe.

Specialty Papers’ operating profit grew 7% as selling prices rose faster than input costs and our mills turned in solid operating performances, which more than offset $3 million of favorable one-time items in Q1 of last year as well as weak energy sales.

Composite Fibers earned $10.9 million, down 12% from Q1 last year. But this level of performance does represent the second-best quarterly result ever for this business unit.

We successfully completed two machine upgrades that will increase productivity, improve reliability, and add new capabilities. The costs associated with these investments represented a large part of the year-over-year variance.

We also experienced a favorable impact of our debt refinancing and share repurchase program, which together added $0.06 to earnings per share in Q1. All in all, I am very encouraged by the performance of Glatfelter people in the early part of 2012, and I believe we are well positioned to deliver another strong year for our shareholders.

Let me now turn the call over to John Jacunski to provide more in-depth comments on Q1 results. John?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Thank you, Dante. For the first quarter we reported net income of $18.9 million or $0.43 per share, compared to $16 million or $0.34 per share in the first quarter of last year, after adjusting to exclude gains on land sales and integration costs.

Slide 4 shows a bridge of adjusted earnings per share from the first quarter of last year to this year. Adjusted earnings per share increased this year from higher operating income in Specialty Papers and Advanced Airlaid Materials, which added $0.02 per share and $0.03 per share, respectively, to earnings. Lower corporate spending added $0.02, and lower interest expense from our debt refinancing in late 2011 and the share repurchase program each contributed $0.03 per share.

Composite Fibers results were $0.02 per share lower in the year-over-year comparison, despite a pretty good quarter. You may recall Composite Fibers’ first quarter last year was exceptionally strong and a quarterly record. And this year’s results were impacted by the costs associated with two machine rebuilds and the negative impact of foreign currency exchange rates.

Finally, higher pension expense and a higher tax rate each reduced earnings per share by $0.01.

Turning to slide 5, Specialty Papers’ operating income increased $1.5 million or 7% compared to last year. First-quarter 2011 operating income included $2.8 million of one-time benefits from an insurance recovery and the resolution of a tax audit. Excluding these items, operating profit rose 22%.

Net sales totaled $224 million for the quarter, up 1.5% from the first quarter of 2011. Selling prices increased in all market segments, totaling $3.7 million for the quarter.

Shipments were down 1.5%, which is in line with the broader market. Shipments for our engineered products market segment were up 10% from growth in high-speed inkjet products as well as a variety of packaging applications.

Shipments of carbonless products were down less than 1% due to an expanding customer base and buying ahead of a price increase that was effective at the end of March. Shipments of book and forms products declined, but we continued to use our flexible assets, superior customer service, and new product and new business development capabilities to offset the impact of the declining uncoated freesheet market, and we expect to continue to keep our facilities running at or near capacity, as was the case in the first quarter.

Input costs for this business rose $1.5 million during the first quarter compared to last year. Pulp prices declined, generating a favorable impact of $2.9 million; but nearly all other input costs increased, the most significant of which was wood, which was up $1.7 million, consistent with the trends experienced in 2011.

Our continuous improvement initiatives remain an important part of our strategy for this business. These initiatives generated a benefit of $1 million during the quarter.

This business has announced price increases for envelope, forms, and carbonless products of approximately 6%. While we are early in the process of implementing these increases, historically we have realized approximately one-half to two-thirds of the announced increases over a three- to six-month period depending on the product, contractual arrangements, and market support.

Moving to slide 6, Composite Fibers performed well this quarter, but as I mentioned its results were impacted by downtime associated with two machine upgrades, unfavorable foreign currency translation, and softening of certain consumer-based markets in Western Europe.

Net sales declined $3.3 million or 2.9% compared to the first quarter of 2011. This was largely due to $3.4 million from the translation of foreign currencies. Selling prices increased modestly, generating $1.1 million of additional revenue.

Overall shipments were flat, with food and beverage up 2.3% driven by significant growth in single-serve coffee, offset somewhat by weaker tea shipments in Western Europe from customer inventory reductions. Shipments of technical specialties and composite laminate products both declined approximately 15%, driven primarily by the weaker market in Western Europe; and shipments of metallized products increased 9%.

Input costs for this business rose approximately $500,000 due to energy and abaca and synthetic fibers, which was offset in part by lower prices for wood pulp.

As we indicated during our fourth-quarter earnings call we completed the upgrades of two machines in this business during the quarter. The downtime required for these upgrades as well as the startup costs had a negative impact on operating profit of $700,000 during the quarter.

We expect a smaller impact to the second quarter as we complete the commissioning of these machines and ramp them up to full production. The upgrades will improve productivity and reliability as well as expand the range of products that we can produce.

Finally, the changes to currency exchange rates negatively impacted operating profit for this business by $500,000.

Moving to slide 7, Advanced Airlaid Materials generated operating income of $3.8 million in the first quarter, more than doubling the first quarter of last year. This was driven by the success of our continuous improvement initiatives and lower input costs.

Net sales increased 3% on a constant-currency basis, with shipments increasing 3.7%, led by hygiene and specialty wipes products in North America; and as expected, demand in western Europe was weaker than a year ago. Selling prices declined slightly during the quarter; but this was more than offset by our continuous improvement initiatives that generated $1.5 million from supply chain efficiencies, improved waste levels, and lower spending. We expect to continue to make progress with improving the cost structure of this business through our continuous improvement program, which we expect will lead to improving margins and profitability.

Looking at slide 8 I will provide an update on other financial matters for the quarter. Pension expense increased $700,000 on a year-over-year basis to $3.1 million. For the full year we expect pension expense of $12.4 million. I want to remind you that our plans remain overfunded; and as a result we do not expect to have to make cash contributions to our qualified plan in 2012 or for the foreseeable future.

Our tax rate on adjusted earnings for the quarter was 30.3% compared to 29.3% in the first quarter of 2011. The expiration of the research and development credit at the end of 2011 increased the rate, which was partially offset by a change in the jurisdictions in which our income is generated.

As we discussed during our fourth-quarter call, we completed our $50 million share repurchase program in January. As a result, our diluted shares outstanding declined by 2.9 million shares or 6.3% this quarter compared to the year-ago quarter, adding $0.03 to our earnings per share.

Turning to slide 9, you see free cash flow was negative $4 million during the first quarter. This reflects normal working capital swings between the fourth quarter and the first quarter each year, as well as increased capital expenditures driven by the $5 million for the Composite Fibers capacity expansion. In 2012 we expect capital spending to be $95 million to $105 million, including a $30 million to $35 million of the $50 million capacity expansion project for Composite Fibers.

Finally, slide 10 summarizes our balance sheet. As we reported during our fourth-quarter call, we amended our revolving credit agreement and redeemed $100 million of our 7 and 1/8% bonds late last year. This generated a $2.2 million decline in interest expense during the first quarter.

Our balance sheet remains in very good shape. We finished the quarter with $25 million of cash and $323 million available under our revolving credit agreement. Our leverage remains low at 1.2 times on a net debt basis, so we have ample liquidity to continue to fund our growth initiatives.

This concludes my comments. I will turn the call back to Dante.

Dante Parrini - P. H. Glatfelter Company — Chairman and CEO

Thanks, John. Before opening the call for questions, I have a few comments on our outlook. As was the case throughout 2011, economic risks persist. Sovereign debt issues in Europe are leading to soft economies and are directly impacting several of our product lines. Unemployment levels in the US, although improving, remain high. Growth in China is slowing; and unrest persists in the Middle East.

However, over time Glatfelter has performed well under a variety of circumstances, as witnessed by our performance over the last several years, including the first quarter of 2012. As leaders in our core markets, we will continue to work diligently to provide our customers best-in-class service and products, while emphasizing operational excellence to remain competitive under any economic conditions.

On slide 11 you will find comments on the outlook for the second quarter. Generally, I anticipate market conditions for Glatfelter to be consistent with Q1, with overall shipping volume to be generally flat, with the exception of Composite Fibers, where seasonality in the metallized product line is expected to be the main driver to an overall increase in shipments for this business of about 5%.

I expect selling prices for Specialty Papers to rise as we begin to implement announced selling price increases, and we also expect input costs to rise for each of our businesses. Additionally, as we do each year we will complete maintenance outages at both the Spring Grove, Pennsylvania, and Chillicothe, Ohio, facilities in the second quarter of 2012, which are expected to adversely impact second-quarter operating profit by approximately $21 million on a pretax basis. Non-shutdown-related maintenance spending is expected to increase by approximately $2 million pretax compared to the first quarter.

So to sum it all up, we’re off to a great start in 2012. I believe we can continue our trend of growing earnings and generating solid cash flows this year and beyond. Our businesses enjoy leading global share positions in key strategic segments such as single-serve coffee, tea, and adult hygiene, and we continue to develop attractive growth opportunities.

Continuous improvement is making important contributions towards improving cash flows and enhancing our cost structure. As industry-leading specialists, our commitment to innovation is facilitating share growth and margin expansion. And our balance sheet is strong and provides the flexibility to continue making smart investments to deliver superior products and services to customers and create value for our shareholders.

At this time I’ll open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) James Armstrong, Vertical Research.

James Armstrong - Vertical Research Partners — Analyst

Good morning. Congrats on a good quarter. My first question is on the pull-forward in Specialty Papers. How much pull-forward do you think there was, and how are volumes looking so far in the quarter? I know you said volumes would be lower in Q2, but can you help us quantify or put a range around this?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Sure, I’ll do my best. I don’t want to really expand much on the guidance that we have provided. I will say that the carbonless price increases, the pull-through was probably on the order of about a $0.5 million impact to the quarter. So that is part of the reason why we would expect — or that we provided the guidance we did for the second quarter for Specialty Papers. So the advanced buying was about $0.5 million.

James Armstrong - Vertical Research Partners — Analyst

Okay. That helps a lot. Switching gears, on the second-quarter maintenance could you remind us? Are your mills on a 12-month or 18-month maintenance rotation?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

It’s 12.

James Armstrong - Vertical Research Partners — Analyst

12? Okay. And lastly, your tax rate, was a little bit lower than I expected during the quarter. Should this remain about that level as we go through the year? Or was there something special that happened in the quarter?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

No, there wasn’t anything particularly special. It was pretty standard. We would expect that that is a reasonable rate to use for the balance of the year.

James Armstrong - Vertical Research Partners — Analyst

Okay. Thank you very much.

Operator

Steven Chercover, D.A. Davidson.

Steven Chercover - D.A. Davidson & Co. — Analyst

When you mentioned the benefits of your machine upgrades, can you quantify in terms of additional capacity or perhaps what new products you can make?

Dante Parrini - P. H. Glatfelter Company — Chairman and CEO

Hi, Steve. This is Dante. In terms of capacity it will not be incremental, because largely the primary benefit of the investments will be in productivity improvements and greater operating efficiencies. So that will translate into things such as lower energy consumption, a little bit better throughput and yields.

In terms of capabilities, some of the investments will expand the capability of the assets to produce a wider variety of specialty nonwoven materials that cut across a variety of subsegments. I really don’t want to get into the specific end-markets that we are targeting, for strategic reasons, which I hope you can appreciate. But we do expect to see an impact on broadening the portfolio of products over time as a byproduct of this investment.

Steven Chercover - D.A. Davidson & Co. — Analyst

We will just conclude that it is all good. Is there any seasonality to the Specialty Papers business, beyond the obvious impact of second-quarter maintenance?

Dante Parrini - P. H. Glatfelter Company — Chairman and CEO

I would say that in a typical year, the only other seasonality we experience from time to time is toward the end of the calendar year, when a number of our customers whose fiscal years coincide with the calendar year look to manage working capital and wind down the year.

Steven Chercover - D.A. Davidson & Co. — Analyst

Okay. One more and I will get back in the queue. Are there any startup costs associated with your inclined wire machine in Germany next year that we should be factoring in?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Yes, we haven’t quantified that yet, Steve, but I would expect there will be some startup impact. We will lose the production of the machine for about a quarter, and there will be some startup costs. We will quantify that on a future call; but there will be some, I would expect to be pretty modest, though.

Steven Chercover - D.A. Davidson & Co. — Analyst

So you will lose production for one quarter but you will make it up somehow?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Well, we will lose — that machine is operating today, so that machine produces about 7,500 metric tons of product per year today. We will take that down for about a quarter to do the upgrade and to ramp up the production. So we will lose about one quarter’s worth of production.

This machine is currently serving the lower end of the composite laminate market. So we will have some impact to our overall production, and there will be some startup costs as this is a pretty major upgrade. So there will be some shakeout of the machine as we start it up. But that is the best context I think I can give you right now.

Steven Chercover - D.A. Davidson & Co. — Analyst

Okay. Thank you, both.

Operator

(Operator Instructions) Stuart Benway, S&P Capital.

Stuart Benway - Standard & Poor’s — Analyst

Morning. Despite an increase in pension expense, your SG&A declined close to $2 million. Can you tell us where those savings were achieved?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Sure, if you’re talking about overall SG&A for the Company?

Stuart Benway - Standard & Poor’s — Analyst

Yes.

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Part of it is driven by exchange rates this year versus last year. We also had some integration costs in last year; and we had some higher legal expenses last year that have trailed off somewhat in the early part of this year.

I would say those are the major drivers we have. We reported in the fourth quarter that we had some reduction in force in some of our facilities. That took some people out; that also helped to reduce the overall cost. But those would be the key drivers.

Stuart Benway - Standard & Poor’s — Analyst

So what do you expect the trend to be going forward?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

I think if you’re looking at Q2, I would say it would be in line with Q1. We don’t expect any significant changes as we go through Q2.

Stuart Benway - Standard & Poor’s — Analyst

So for the year then, looking to be down? SG&A down versus prior year?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Yes.

Stuart Benway - Standard & Poor’s — Analyst

Okay. You made strong progress in operating costs at Airlaid, and you said you expect some further gains there. Can you get those margins in that business up to the levels of your other businesses?

Dante Parrini - P. H. Glatfelter Company — Chairman and CEO

This is Dante. So, yes there is more upside for the Airlaid business. We are continuing to leverage the institutionalized approach to continuous improvement within Glatfelter. So this is the application of Lean and Six Sigma and other tools and methodologies, and that part of the business is becoming more proficient at applying those tools in a way that generates sustainable value.

We continue to focus on growth. So if you think about overarching themes, we’re serving growing global markets and we have leading share positions. When you combine that with our innovation capabilities, where we want to continue to bring new solutions to the market, where we have strong relationships with market makers, that should bode favorably for better capacity utilization.

And we want to capitalize on the recent investment we made in the additional converting capacity in Canada, which is called the festooner, which is also accretive to profitability. So hopefully that helps you get a better picture of what is going on in the Airlaid business.

Stuart Benway - Standard & Poor’s — Analyst

Okay. Just on the single-serve coffee business, which I think has been pretty strong for you and you have a high share in that business, one of the major coffee retailers in this country has said that they are going to sell single-serve coffee in grocery stores. Do you see that as an opportunity for you?

Dante Parrini - P. H. Glatfelter Company — Chairman and CEO

Well, today if you walk the aisles in grocery stores you will find a fair amount of shelf space committed to, K-cups, capsules, pads, and pods, many of which include filter paper that we produce. So I think these are all complementary channels to the market.

If you think about single-serve coffee in the US compared to perhaps some of the more established Western European markets, the penetration rate for single-serve coffee is still in the single digits here. And in some of the more established Western European markets, they are in the 30%s and 20%s. So we think there is a lot of upside over the long term, and we are very committed to this market as witnessed by the commitment of $50 million to increase capacity to serve our growing customers.

Stuart Benway - Standard & Poor’s — Analyst

One last quick one on interest expense. Is probably $17 million good for the year?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Yes, that’s right.

Stuart Benway - Standard & Poor’s — Analyst

Okay, thank you.

Operator

Lawrence Stavitski, Sidoti & Company.

Lawrence Stavitski - Sidoti & Company — Analyst

Just want to see if you would quantify some of the decrease in shipments for the Composite Fibers unit. Like how much was that European-related versus North America? Or can you guys get into that at all?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Yes. Well, I would say that most of our product lines were weak in Western Europe. I mentioned composite laminates and technical specialties were both down about 15% for the quarter versus a year ago, and that was largely driven by weakness in Western Europe.

We saw tea volumes were a little bit weak in Western Europe, driven by some inventory reduction programs. But we did see growth in Eastern Europe, certainly in North America, Latin America, and parts of Asia.

For our metallized products we were up 9% and still a little bit weak in Western Europe. We saw growth in Eastern Europe and Latin America.

So I would say most of our product lines tracked the economy for different reasons. Some of it was lower consumer demand, others of it was inventory management by some of our customers.

Lawrence Stavitski - Sidoti & Company — Analyst

Okay. Also I noticed the energy sales were a little bit weaker this quarter. Can you comment on that going forward? How do you look at that?

John Jacunski - P. H. Glatfelter Company — SVP, CFO

Yes, I think the — we sell electricity to the grid out of our Spring Grove, Pennsylvania, facility. The deregulation of markets in Pennsylvania has resulted in substantially lower rates. So rates were quite low compared to a year ago, and so for much of the quarter we were not even producing electricity to sell. We would dial back our operation and only sell when the prices were advantageous.

We expect that is probably going to continue. During the summer, the peak season, if weather is warm, there could be and typically is an increase in the electricity rates. But absent that kind of a summer peak, we expect rates will remain quite low.

Lawrence Stavitski - Sidoti & Company — Analyst

Got you. Just going back to the scheduled maintenance outage, is that going to be simultaneously for both facilities? Are they going to be running simultaneously out?

Dante Parrini - P. H. Glatfelter Company — Chairman and CEO

No, we do one facility in May and one facility in June.

Lawrence Stavitski - Sidoti & Company — Analyst

And, Dante, how long is that? Is it the whole month?

Dante Parrini - P. H. Glatfelter Company — Chairman and CEO

No, no, no. It’s a week.

Lawrence Stavitski - Sidoti & Company — Analyst

A week? A week each? Okay. Okay, thanks, guys. Good job on the quarter.

Operator

(Operator Instructions) And there are no further questions at this time. I would now like to turn the call back over to Dante.

Dante Parrini - P. H. Glatfelter Company — Chairman and CEO

Okay. Well thank you again for joining us today. John and I really appreciate your questions and your interest in Glatfelter, and we look forward to talking to you next quarter. Have a good day.

Operator

Thank you. That does conclude today’s conference call. You may now disconnect.